AMENDMENT TO THE

AMENDED AND RESTATED TRANSFER AGENCY AND SERVICE AGREEMENT

 FOR

JOHN HANCOCK FUNDS

            This Amendment dated as of October 1, 2013 is made to the Amended and Restated Transfer Agency and Services Agreement dated July 1, 2013 (the “Agreement”) by and between each investment company identified on Exhibit A of the Agreement (individually the “Fund” and collectively the “Funds”) and John Hancock Signature Services, Inc. (“JHSS”).

            WHEREAS, the parties to the Agreement desire to amend certain provisions contained in the Agreement.

            NOW, THEREFORE, in consideration of the mutual covenants hereinafter set forth, and intending to be legally bound, the parties agree the Agreement shall be amended as follows:

1.         Exhibit B – Transfer Agent Fee Schedule is hereby deleted in its entirety and replaced with the attached revised Exhibit B.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed in their names and on their behalf under their seals by and through their duly authorized officers, as of the day and year first above written.

On Behalf of each Fund and Portfolio

Listed on Exhibit A of the Agreement

John Hancock Signature Services, Inc.

By:  /s/ Andrew G. Arnott

      Andrew G. Arnott

      Executive Vice President

By: /s/John R. Hatch

     John R. Hatch

    President and CEO

EXHIBIT B

TRANSFER AGENT FEE SCHEDULE

The transfer agent fees payable monthly under the Amended and Restated Transfer Agency and Services Agreement between each Fund and JHSS shall be determined based on the monthly cost to JHSS for providing the services described therein (“JHSS Cost”).  JHSS Cost shall be determined by subtracting the monthly JHSS TA Revenue from the monthly JHSS Expenses, as more fully described below:

1.   JHSS shall first calculate the expenses it incurs in performing the services (“JHSS Expenses”), which expenses shall include:

(a) Operating costs, including those costs associated with personnel, furniture and equipment, depreciation, rent related, postage, printing, office supplies, office administration, telecommunications and voice related, other financial charges, travel and entertainment,  industry meetings and conferences, industry memberships, education and training, legal and audit, consulting fees, miscellaneous (sundry), information security related, taxes, license fees, affiliate service fees,  information security allocated, corporate overhead, divisional overhead, and shared services allocated;

(b)  Out-of-Pocket Expenses, as described in Exhibit C;

(c)  NSCC Networking Level 3 Charges;

(d)  Omnibus and Services Fees paid by JHSS, as more fully described in Schedule 1.1; and

(e)  Such other expenses reasonably incurred by JHSS from time to time as may be necessary to perform its obligation as transfer agent.

2.   The JHSS Expenses shall be reduced by the revenue JHSS receives in connection with the performance of the service provided to the Funds (the “JHSS TA Revenue”) which shall include:

(a)  Fiduciary Fees;

(b)  Small Account Fees;

(c)  Liquidity Pool, reflecting any investment return on JHSS corporate cash;

(d)  CIT Fees; and

(e)  Such other miscellaneous revenue as may be received.

3.   JHSS Cost, as applicable to one or more of the categories*, will be calculated monthly and allocated into five different categories as follows:

(a) JHSS Cost associated with retail classes and Class I shares of non-municipal bond funds;

(b) JHSS Cost associated with all Class R Shares of all non-municipal bond funds, excluding Class R6 shares;

(c) JHSS Cost associated with Class R6 Shares of all non-municipal bond funds; and

(d) JHSS Cost associated with all classes of municipal bond funds.

Within each category, JHSS Cost will be allocated across all funds and/or classes on the basis of average daily net assets.  Such allocation shall be applied on a complex wide basis across all John Hancock Funds for which JHSS provides transfer agent services under this Agreement.

* By way of example, NSCC Networking Level 3 Charges do not apply to Class I and Class R shares and thus would not be allocated to those categories.

4.   JHSS and the Funds will make any adjustments required as a result of any over-payments or underpayments made during the prior billing periods as soon as practicable after any such situations are identified.   In addition, to the extent JHSS has income associated with the services provided hereunder in excess of its expenses associated with providing such services JHSS shall account for such excess income as part of the monthly billing process  described in Section 3 above.